Exhibit 10.3

THIRD AMENDMENT

TO THE

CLIFFS NATURAL RESOURCES INC.

2005 VOLUNTARY NON-QUALIFIED
DEFERRED COMPENSATION PLAN
(EFFECTIVE AS OF JANUARY 1, 2005)

WHEREAS, Cliffs Natural Resources Inc. (the “Company”) sponsors the Cliffs Natural Resources Inc. 2005 Voluntary Non-Qualified Deferred Compensation Plan (the “2005 Plan Instrument”), which amended the Cleveland-Cliffs Inc. Voluntary Non-Qualified Deferred Compensation Plan originally effective June 1, 1989 (the “Plan”), which was amended and restated effective as of January 1, 2000 (the “2000 Plan Instrument”), and subsequently amended;

WHEREAS, Article I, Section 1.1 of the 2005 Plan Instrument provides that the Accounts and Plan benefits of any Eligible Employee which were earned and vested prior to January 1, 2005 (together with earnings, gains and losses thereon), and the time, form and amount of payment thereof, shall be governed in accordance with the terms of the Plan prior to this amendment and restatement (i.e., the 2000 Plan Instrument as amended), and no provision of the 2005 Plan Instrument shall have any impact on the time, form and amount of payment of such Accounts and benefits;

WHEREAS, the Company desires to outsource the administration of benefit payments and elections under both the 2005 and 2000 Plan Instruments; and

WHEREAS, in order to facilitate such outsourcing, both the 2005 and 2000 Plan Instruments must be amended;

NOW THEREFORE, THIS THIRD AMENDMENT to the 2005 Plan Instrument is made pursuant to Section 9.1 of the 2005 Plan Instrument by Cliffs Natural Resources Inc. (the “Company”), effective as of the date this amendment is adopted by the Company, except as otherwise specifically set forth below.

1.    The 2005 Plan Instrument is amended by replacing the current Section 3.2(d) with the following:

(d)    Subsequent Deferral Elections.

(i)    Subsequent Deferral Elections Made Prior to October 1, 2012. Prior to October 1, 2012, any election as to the date or form of payment of amounts deferred under a Participation Agreement may be changed by the Participant at any time and without the consent of any other person; provided that any change to the date or form of payment (based on the alternatives available in Section 3.2(a)) shall be made by submitting a completed Participation Change Form to the Committee and:

(1)    the election change may not take effect until at least 12 months after the date on which such election change is made;

(2)    the payment with respect to which such election change is made must be deferred (other than a distribution upon death or Emergency Benefit) for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)    any election change affecting a distribution at a fixed date (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid.

A subsequent election will become irrevocable as of the date it becomes effective under Section 3.2(d)(i)(1) above.

Notwithstanding the foregoing, a subsequent deferral election under this Section 3.2(d)(i) with respect to a distribution election under Section 3.2(a)(3) or (4) may be utilized for only one of the distribution alternatives offered under those Sections. Thus, for example, if a Participant elected the earlier of a fixed date or the 6-Month Date, the subsequent deferral election may apply to both the fixed date and the 6-Month Date or either the fixed date or the 6-Month Date.

(ii)    Subsequent Deferral Elections Made on or after October 1, 2012. On or after October 1, 2012, the election as to the date or form of payment of an amount deferred under a Participation Agreement may be changed by the Participant only once; provided that any change to the date or form of payment (based on the alternatives available in Section 3.2(d)(iii)) shall be made by submitting a completed Participation Change Form to the Committee and:

(1)    the election change may not take effect until at least 12 months after the date on which such election change is made;

(2)    the payment with respect to which such election change is made must be deferred (other than a distribution upon death or Emergency Benefit) for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)    any election change affecting a distribution at a fixed date (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid.

A subsequent election will become irrevocable as of the date it becomes effective under Section 3.2(d)(ii)(1) above.

Notwithstanding the foregoing, a subsequent deferral election under this Section 3.2(d)(ii) with respect to a distribution election under Section 3.2(a)(3) may be utilized for only one of the distribution alternatives offered under that Section. Thus, for example, if a Participant elected the earlier of a fixed date or the 6-Month Date, the subsequent deferral election may apply to both the fixed date and the 6-Month Date or either the fixed date or the 6-Month Date. Notwithstanding the foregoing, a subsequent deferral election may be made under this Section 3.2(d)(ii) with respect to a distribution election under Section 3.2(a)(4) but only with respect to the 6-Month Date and not the fixed date.

(iii)    Forms of Distribution Available for Subsequent Deferral Elections Made on and after October 1, 2012. With respect to a subsequent deferral election made pursuant to 3.2(d)(ii) above, the forms of distribution shall be either a lump-sum or an annual installment from two (2) to ten (10) years.

2.    The 2005 Plan Instrument is amended by replacing the current Section 3.2(e) with the following:

(e)    Prior to October 1, 2012, each installment payment in a series of installment payments under this Plan shall be treated as a separate payment for purposes of applying the requirements of Section 409A of the Code and Section 3.2(d)(i) hereof relating to subsequent deferral elections. On and after October 1, 2012, a series of installment payments under this Plan shall be treated as a single payment for purposes of applying the requirements of Section 409A of the Code and Sections 3.2(d)(ii) hereof relating to subsequent deferral elections.

3.    The 2005 Plan Instrument is amended effective December 31, 2012 by replacing the current Section 5.5 with the following:

5.5    Crediting of Dividend Equivalents. Each Deferred Share Award Account shall be credited, as of the payment date of any cash dividend paid on Shares, with additional Units equal in value to the amount of cash dividends paid by the Company on that number of Shares equivalent to the Units in such Deferred Share Award Account on such payment date. Such dividend equivalents shall be valued using Fair Market Value. Until a Participant or his or her Beneficiary receives his or her entire Deferred Share Award Account, the unpaid balance thereof credited in Units shall earn dividend equivalents as provided in this Section 5.5.

An election of a Participant prior to January 1, 2013 to convert Units representing dividend equivalents to cash to be credited to his or her Deferral Account under the provisions of this Section 5.5 as they existed prior to this Third Amendment shall not be effective after December 31, 2012.

4.    The 2005 Plan Instrument is amended by adding the following to the end of Sections 6.2, Annex A 7.1(d), and Annex B 7.1(d):

Notwithstanding the foregoing or any other provision of this Plan to the contrary, effective October 1, 2012, withdrawals will no longer be permitted on account of an Emergency.

5.    The 2005 Plan Instrument is amended by replacing the current Section 6.7 with the following:

6.7    Small Benefit. At the commencement of distribution, in the event the Committee determines that the vested balance of all Accounts under the Plan is less than $50,000, the Employer shall pay the benefit in the form of a single lump sum payment within ninety (90) days of the distribution commencement date, notwithstanding any provision of the Plan to the contrary. Such lump sum payment shall be equal to the vested balance of the Participant's Account, or the portion thereof payable to a beneficiary.

6.    The 2005 Plan Instrument is amended by adding the following new sections to the end of Article X:

10.11    Employer's Liability. An Employer's liability for the payment of benefits under this Plan is exclusively contained in this Plan instrument, Participation Agreements and other forms used to administer this Plan. Neither the Company nor any other Employer shall have an obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Participation Agreement and other administrative forms.

10.12    Deadline to File a Claim under Plan; Deadline to file Legal Action. No claim for benefits may be made by a Participant or Beneficiary on any disputed matter pertaining to this Plan unless such claim is made within one (1) year following the occurrence of the earliest event upon which the claim may be made. With respect to any claim relating to the contents of a notice pertaining to this Plan, the Participant or Beneficiary must make such claim within one (1) year following the date the notice was given. No legal action to enforce or clarify rights under this Plan or under any provision of law, whether or not statutory, or any other action arising from, or related to, this Plan, may be brought by any Participant or Beneficiary on any matter pertaining to this Plan unless the legal action is commenced in the proper forum as prescribed by Section 10.13 before the earlier of: (a) two (2) years after the Participant or Beneficiary knew or reasonably should have known of the principal facts on which the claim is based; or (b) one (1) year after the Participant or Beneficiary has exhausted any claim procedure applicable to this Plan. For purposes of applying the foregoing provisions of this Section, knowledge of all of the facts that a Participant knew or reasonable should have known shall be imputed to every Participant or Beneficiary who is or claims to be a beneficiary of the Participant or otherwise claims to derive a benefit or entitlement under this Plan by reference to that Participant.

10.13    Venue. Any legal actions, suits or proceedings pertaining to this Plan shall be brought in the courts of Ohio (whether federal or state) and the Participant, Beneficiary, persons claiming to be a beneficiary or any other persons who claim to derive a benefit or entitlement under this Plan by reference to the Participant irrevocably submit to the exclusive jurisdiction of Ohio courts. The Participant, Beneficiary, persons claiming to be a Beneficiary or any other person who claim to derive a benefit or entitlement under this Plan by reference to the Participant waive, to the fullest extent permitted by law, any objection any such person may now or hereafter have to laying venue in any suit, action or proceeding hereunder in any court, as well as any right any such person may now or hereafter have to remove any such suit, action or proceeding once commenced to another court in any jurisdiction on the grounds of forum non-convenience or otherwise. In the event that any such person resorts to an improper forum, such forum shall award the Company reasonable attorney's fees and costs incurred by the Company to enforce the provisions of this Plan, and such forum shall award the Company such other legal or equitable relief as the forum deems appropriate.

10.14    Use of Electronic Media and Written Communications. All Plan notices and all Participant or Beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant's spouse, or a Beneficiary, may use any electronic medium to provide any Beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a "form," a "notice," an "election," a "consent," a "waiver," a "designation," a "policy" or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.

7.    The 2005 Plan Instrument is amended by adding the following sentence to the end of Sections Annex A 6.4(b) and Annex B 6.4(b):

Notwithstanding the foregoing, effective November 1, 2012, the conversion of dividend equivalent units to cash shall no longer be available and all cash dividends shall be deemed reinvested in dividend equivalent units.

8.    The 2005 Plan Instrument is amended by adding the following sentence to the end of Sections Annex A 7.2(a) and Annex B 7.2(b):

Notwithstanding the foregoing, effective November 1, 2012 any cash arising from a fractional Share shall be applied towards the Participant's withholding taxes as described in Section 10.4 of the Plan.

IN WITNESS WHEREOF, a duly authorized officer of the Company, pursuant to the authorization of the Board of Directors of the Company, has caused this THIRD AMENDMENT to be executed on this _________ day of ____________________, 2012, effective as set forth above.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ James Michaud
Title: Senior Vice President, Human Resources & Chief Human Resource Officer

4